Exhibit 3. Articles of Amendment to Articles of Incorporation to Change Corporate Name


State  of  North  Carolina
Department  of  Secretary  of  State


                              ARTICLES OF AMENDMENT
                              BUSINESS CORPORATION


Pursuant to Section 55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.

1.   The  name  of  the  corporation  is  Technology  Connections,  Inc.

2. Article 1 of the Articles of Incorporation of the Company is deleted in its entirety and replaced with the following:

             "1. The name of the corporation is HouseRaising, Inc."

3. This amendment does not provide for an exchange, reclassification, or cancellation of issued shares.

4.   The  date  of  adoption  of  this  amendment  was  April  ___,  2004.

5. The amendment was approved by shareholder action, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

6.   These  articles  will  be  effective  upon  filing.


This  the  ____  day  of  April,  2004.


TECHNOLOGY  CONNECTIONS,  INC.


By:  /s/  Kevin  G.  Kyzer
     ---------------------
     Kevin  G.  Kyzer
     President